Exhibit 99.1

On November 2, 2015, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. Announces

Termination of Rule 10b5-1 Share Repurchase Plan

Columbus Grove, Ohio, November 2, 2015 – United Bancshares, Inc. (NASDAQ: UBOH) announced today that on November 2, 2015, United Bancshares, Inc. (the “Company”) issued a press release announcing that it has terminated the Rule 10b5-1 written repurchase plan that it entered into on May 28, 2015 for the purpose of repurchasing shares of its common stock under the Company’s existing repurchase plan.  Brian D. Young, President and CEO stated, “Since the previously approved 10b5-1 purchase plan was not meeting the board’s goals, the board believed it was appropriate to terminate it.”  He added that “Under the current conditions, we continue to believe that repurchasing Company shares is beneficial for our shareholders and an appropriate use of Company capital.”

United Bancshares, Inc. is the holding company of The Union Bank Company, which serves Allen, Delaware, Hancock, Marion, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Findlay, Gibsonburg, Kalida, Leipsic, Lewis Center, Lima, Marion, Ottawa, and Pemberville, Ohio.

Contacts:

Brian D. Young, President and CEO or

Anthony M.V. Eramo, CFO

United Bancshares, Inc.

100 South High Street

Columbus Grove, Ohio  45830

(419) 659-2141

Email: info@theubank.com